Contact:	Ruth Pachman/Michael Herley	David L. Toner
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(718) 676-8936

CARVER BANCORP, INC. REPORTS THIRD QUARTER FISCAL YEAR 2014 RESULTS

New York, New York, February 12, 2014 Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for its third fiscal quarter of 2014 ended December 31, 2013.

The Company reported a net loss of $107 thousand or basic and diluted loss per share of $0.03 for the third quarter of its fiscal year ending March 31, 2014, compared to net income of $474 thousand or a basic and diluted earnings per share of $0.13, for the prior year period. For the nine months ended December 31, 2013, the Company reported net income of $647 thousand or basic and diluted earnings per share of $0.18, compared to a net loss of $26 thousand or a loss per share of $0.01 for the comparative prior year period.

Deborah C. Wright, Carver Bancorp Chairman and CEO said, “Management remains focused on positioning Carver for long-term, profitable growth, by taking steps to strengthen our balance sheet and grow our franchise. We were pleased with loan portfolio improvement, reduction of non-performing assets, increased interest income and decreased interest expense achieved during the quarter. Non-performing assets declined 11% from the prior quarter and 58% year-over-year, and delinquencies declined 20% over the prior quarter to their lowest level since the economic downturn began. Net interest margin remained strong at 3.39%, funding costs were stable and the Tier I leverage ratio is essentially flat at 10.51%. Over the next few quarters interest margins may be impacted by further volatility in interest rates, but our disciplined approach to lending and improved loan pipeline should positively impact our balance sheet.

During the quarter, we terminated our discontinued pension plan and began the process of reinstating a company match on our 401-K plan. These are important strategic actions that eliminate risks to future earnings in a rising interest rate environment and better position us to attract and retain talent in a very competitive marketplace.

Our Carver Community Cash product line continues to be a promising avenue for growth. Over the coming quarters, we expect to expand our product line visibility and penetration in geographic market that have a disproportionately high level of unbanked and underbanked consumers.

Statement of Operations Highlights

Third Quarter Results
The Company reported a net loss for the three months ended December 31, 2013 of $107 thousand compared to net income of $474 thousand in the prior year period. The primary drivers of the change were higher gains on sales of loans in the prior year period, partially offset by a higher loan loss provision release and higher non-interest expenses in the current quarter.
Net Interest Income
Interest income increased $77 thousand, or 1.3%, to $6.0 million compared to $5.9 million for the prior year quarter, primarily attributable to an increase in average yields on loans and mortgage-backed securities during the quarter. The average yield on loans increased 13 basis points to 5.39% from 5.26%. The average yield on mortgage-backed securities increased 48 basis points to 2.34% from 1.86% as higher yielding securities were added to the portfolio in the current fiscal year.
Interest expense decreased $231 thousand, or 19.1%, to $979 thousand compared to $1.2 million in the prior year quarter, following lower rates paid on money market accounts and certificates of deposits, and restructuring of certain long-term borrowings in the first quarter of the current fiscal year. The average rate on interest-bearing liabilities decreased 17 basis points to 0.82% for the quarter ended December 31, 2013.

Provision for Loan Losses
The Company recorded a $1.1 million negative provision for loan losses compared to a $398 thousand negative provision for the prior year quarter. Net recoveries of $68 thousand were recognized compared to net charge-offs of $1.5 million in the prior year period. Recoveries and charge-offs in both periods were primarily related to impaired loans and loans moved to held-for-sale ("HFS").

Non-interest Income
Non-interest income decreased $1.3 million, or 52.4%, to $1.2 million in the third quarter, compared to $2.5 million for the prior year quarter. Most of the decrease was due to $1.0 million higher in net gains on sales of loans in the prior year period, and lower depository fees in the current period.

Non-interest Expense
Non-interest expense increased $231 thousand to $7.5 million, compared to $7.3 million in the prior year quarter. The increase was due to higher employee compensation and benefit expense of $498 thousand primarily due to termination of the Company's pension plan, partially offset by lower data processing expense as we consolidate vendor contracts.

Income Taxes
The income tax expense was $6 thousand for the third quarter compared to $68 thousand in the prior year period.

Nine Month Results

The Company reported net income of $647 thousand for the nine months ended December 31, 2013, compared to a net loss of $26 thousand for the prior year period. This improvement was primarily driven by lower non-interest expenses over the prior year period and a negative loan loss provision in the current period, partially offset by lower non-interest income.
Net Interest Income
Interest income decreased $678 thousand, or 3.7%, to $17.5 million for the nine month period, compared to $18.2 million for the prior year period, primarily attributed to a $36.5 million, or 8.8%, decrease in average loans. The average yield on loans increased 22 basis points to 5.47% from 5.25%, which was directly related to a reduction in non-performing loans. The decline in average loan balances did, however, decrease total interest income on loans. The average yield on mortgage-backed securities was essentially flat.
Interest expense decreased $817 thousand, or 21.6%, to $3.0 million, compared to $3.8 million for the prior year period, due to lower rates paid on money market accounts and certificates of deposits and restructuring of certain long-term borrowings in the first quarter. The average yield on interest-bearing liabilities decreased 20 basis points to 0.82% for the nine months ended December 31, 2013.

Provision for Loan Losses
The Company recorded a $726 thousand negative loan loss provision for the nine month period, compared to a $386 thousand increase in the provision for loan losses for the prior year period. For the nine months ended December 31, 2013, net charge-offs of $1.9 million were recognized compared to $5.7 million in the prior year period. Charge-offs in both periods were primarily related to impaired loans and loans that were moved to HFS.

Non-interest Income
Non-interest income decreased $1.0 million, or 16.9%, to $4.9 million for the nine month period, compared to $5.9 million for the prior year period. The decrease is attributable to $946 thousand higher gains on sale of loans and a $625 thousand one-time new markets tax credits (“NMTC”) fee in the prior year period, offset by $447 thousand higher gains on sale of securities in the current year period.

Non-interest Expense
Non-interest expense decreased $1.4 million, or 6.8%, to $19.4 million, compared to $20.8 million in the prior year period. The decrease is attributed to lower expenses in most categories including a reduction of $665 thousand in reserves for losses associated with the repurchase of mortgage loans sold by the Bank to Fannie Mae, and a $207 thousand decrease in net equipment expenses.

Income Taxes
The income tax expense was $94 thousand for the nine month period compared to $264 thousand in the prior year period.

Financial Condition Highlights
At December 31, 2013, total assets increased $367 thousand, or 0.1% to $638.6 million, compared to $638.3 million at March 31, 2013. The overall change was due to increases in the loan portfolio, net of the allowance for loan losses, of $25.6 million, and cash and cash equivalents of $13.7 million offset by a decrease of $28.4 million in the investment portfolio.

Total investment securities decreased $28.4 million, or 22.7%, to $96.7 million at December 31, 2013, compared to $125.1 million at March 31, 2013. This change reflects a decrease of $31.4 million in available-for-sale securities, as the Company sold its lowest yielding securities to fund loan growth.

Net loans receivable increased $23.0 million, or 6.2%, to $393.1 million at December 31, 2013, compared to $370.1 million at March 31, 2013. The majority of the increase resulted from loan purchases, originations, and advances of $105.2 million, offset by $71.6 million of principal repayments and loan payoffs across all loan classifications. An additional $9.0 million in loans were transferred from held-for-investment to HFS and $1.3 million represented principal charge-offs associated with the move in loans to HFS.

HFS loans decreased $5.4 million, or 41.4%, to $7.7 million at December 31, 2013, as the Company continued to take aggressive steps to resolve troubled loans. For the first nine months of fiscal 2014, $9.0 million in loans, net of charge-offs, were transferred into the HFS portfolio from the held-for-investment portfolio. This increase was offset by $14.0 million in sales and paydowns.

Total liabilities increased $6.7 million, or 1.1%, to $588.2 million at December 31, 2013, compared to $581.5 million at March 31, 2013, due to an increase in borrowings of $19.0 million, offset by reductions in deposits of $11.7 million.

Deposits decreased $11.7 million, or 2.4%, to $484.0 million at December 31, 2013, compared to $495.7 million at March 31, 2013, due primarily to decreases in certificates of deposit as the low interest rate environment led depositors to seek alternative investment opportunities for maturing deposits.

Advances from the Federal Home Loan Bank of New York (“FHLB-NY”) and other borrowed money increased $19.0 million, or 24.9%, to $95.4 million at December 31, 2013, compared to $76.4 million at March 31, 2013, as the Company increased short-term borrowings during the nine month period to offset reductions in deposits.

Total equity decreased $6.3 million, or 11.1%, to $50.4 million at December 31, 2013, compared to $56.7 million at March 31, 2013. The majority of the decrease was due to $7.5 million in unrealized losses on investments caused by the spike in interest rates during the nine month period, offset by a $502 thousand change in unrealized loss on pension liability from closeout of the Company's pension fund and net income earned for the nine month period.

Asset Quality
At December 31, 2013, non-performing assets totaled $24.0 million, or 3.8% of total assets, compared to $46.1 million or 7.2% of total assets at March 31, 2013, and $57.6 million or 9.0% of total assets at December 31, 2012. Non-performing assets at December 31, 2013 were comprised of $9.6 million of loans 90 days or more past due and non-accruing, $3.3 million of loans classified as troubled debt restructuring, $2.0 million of loans that were either performing or less than 90 days past due that have been classified as impaired, $1.4 million of Real Estate Owned, and $7.7 million of loans classified as HFS.

The allowance for loan losses was $8.4 million at December 31, 2013, which represents a ratio of the allowance for loan losses to non-performing loans of 56.4% compared to 35.9% at March 31, 2013. The ratio of the allowance for loan losses to total loans was 2.1% at December 31, 2013, a decrease from 3.0% at March 31, 2013.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank, founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. Carver, the largest African- and Caribbean-American run bank in the United States, operates ten full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,	March 31,
$ in thousands except per share data	2013	2013
ASSETS
Cash and cash equivalents:
Cash and due from banks	$109,238	$98,083
Money market investments	9,059	6,563
Total cash and cash equivalents	118,297	104,646
Restricted cash	6,556	10,666
Investment securities:
Available-for-sale, at fair value	84,602	116,051
Held-to-maturity, at amortized cost (fair value of $12,092 and $9,629 at December 31, 2013 and March 31, 2013, respectively)	12,089	9,043
Total investments	96,691	125,094

Loans held-for-sale (“HFS”)	7,678	13,107

Loans receivable:
Real estate mortgage loans	364,820	334,594
Commercial business loans	28,188	35,281
Consumer loans	155	247
Loans, net	393,163	370,122
Allowance for loan losses	(8,415)	(10,989)
Total loans receivable, net	384,748	359,133
Premises and equipment, net	8,016	8,597
Federal Home Loan Bank of New York (“FHLB-NY”) stock, at cost	4,226	3,503
Accrued interest receivable	2,620	2,247
Other assets	9,812	11,284
Total assets	$638,644	$638,277

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Savings	$94,648	$98,066
Non-interest bearing checking	58,186	58,239
NOW	24,883	25,927
Money market	115,820	113,259
Certificates of deposit	190,446	200,225
Total deposits	483,983	495,716
Advances from the FHLB-New York and other borrowed money	95,403	76,403
Other liabilities	8,830	9,423
Total liabilities	588,216	581,542

STOCKHOLDERS' EQUITY
Preferred stock (par value $0.01 per share: 45,118 Series D shares, with a liquidation preference of $1,000 per share, issued and outstanding)	45,118	45,118
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 3,697,836 and 3,697,364 issued; 3,695,892 and 3,695,420 shares outstanding at December 31, 2013 and March 31, 2013, respectively)	61	61
Additional paid-in capital	56,114	55,708
Accumulated deficit	(43,803)	(44,439)
Non-controlling interest	(223)	141
Treasury stock, at cost (1,944 shares at December 31, 2013 and March 31, 2013)	(417)	(417)
Accumulated other comprehensive (loss) income	(6,422)	563
Total stockholders' equity	50,428	56,735
Total liabilities and stockholders' equity	$638,644	$638,277

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
$ in thousands except per share data	2013	2012	2013	2012
Interest income:
Loans	$5,412	$5,325	$15,590	$16,398
Mortgage-backed securities	247	215	796	783
Investment securities	313	349	1,009	857
Money market investments	32	38	121	156
Total interest income	6,004	5,927	17,516	18,194

Interest expense:
Deposits	694	868	2,078	2,750
Advances and other borrowed money	285	342	888	1,033
Total interest expense	979	1,210	2,966	3,783

Net interest income	5,025	4,717	14,550	14,411
Provision for (recovery of) loan losses	(1,052)	(398)	(726)	386
Net interest income after provision for loan losses	6,077	5,115	15,276	14,025

Non-interest income:
Depository fees and charges	852	964	2,642	2,652
Loan fees and service charges	133	170	736	565
Gain on sale of securities	21	60	507	60
Gain on sale of loans, net	98	1,109	768	1,714
Loss on sale of real estate owned	(149)	—	(280)	(288)
New Market Tax Credit ("NMTC") fees	—	—	—	625
Lower of cost or market adjustment on loans held-for-sale	—	—	(232)	—
Other	255	238	775	587
Total non-interest income	1,210	2,541	4,916	5,915

Non-interest expense:
Employee compensation and benefits	3,317	2,819	8,331	8,243
Net occupancy expense	887	910	2,634	2,684
Equipment, net	298	314	682	889
Data processing	244	326	826	842
Consulting fees	119	63	331	243
Federal deposit insurance premiums	313	320	929	994
Other	2,357	2,552	5,682	6,933
Total non-interest expense	7,535	7,304	19,415	20,828

(Loss) / income before income taxes	(248)	352	777	(888)
Income tax expense	6	68	94	264
Consolidated net (loss) / income	(254)	284	683	(1,152)
Less: Net (loss) / income attributable to non-controlling interest	(147)	(190)	36	(1,126)
Net (loss) / income attributable to Carver Bancorp, Inc.	$(107)	$474	$647	$(26)

(Loss) / Earnings per common share:
Basic	$(0.03)	$0.13	$0.18	$(0.01)
Diluted	$(0.03)	$0.13	$0.18	$(0.01)

CARVER BANCORP, INC. AND SUBSIDIARIES
Non Performing Asset Table

$ in thousands	December 2013	September 2013	June 2013	March 2013	December 2012
Loans accounted for on a non-accrual basis (1):
Gross loans receivable:
One-to-four family	$3,736	$4,343	$6,666	$7,642	$7,249
Multi-family	1,363	758	659	423	483
Commercial real estate	8,702	10,503	8,091	14,788	18,872
Construction	—	75	693	1,230	1,230
Business	1,120	2,457	3,350	6,505	7,718
Consumer	1	4	—	38	14
Total non-performing loans	$14,922	$18,140	$19,459	$30,626	$35,566

Other non-performing assets (2):
Real estate owned	1,423	970	946	2,386	2,996
Loans held-for-sale	7,678	7,854	9,709	13,107	18,991
Total other non-performing assets	9,101	8,824	10,655	15,493	21,987
Total non-performing assets (3):	$24,023	$26,964	$30,114	$46,119	$57,553

Non-performing loans to total loans	3.80%	4.55%	5.47%	8.27%	9.76%
Non-performing assets to total assets	3.76%	4.25%	4.75%	7.23%	8.98%

(1) Non-accrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management, the collection of contractual interest and/or principal is doubtful. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the ability to collect on the loan.

(2)  Other non-performing assets generally represent loans that the Bank is in the process of selling and has designated held-for-sale or property acquired by the Bank in settlement of loans less costs to sell (i.e., through foreclosure, repossession or as an in-substance foreclosure).  These assets are recorded at the lower of their cost or fair value.

(3)  Troubled debt restructured loans performing in accordance with their modified terms for less than six months and those not performing in accordance with their modified terms are considered non-accrual and are included in the non-accrual category in the table above. At December 31, 2013, there were $11.0 million TDR loans that have performed in accordance with their modified terms for a period of at least six months. These loans are generally considered performing loans and are not presented in the table above.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Three Months Ended December 31,
	2013			2012
	Average		Average	Average		Average
$ in thousands	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Loans (1)	$401,843	$5,412	5.39%	$404,613	$5,325	5.26%
Mortgage-backed securities	42,275	247	2.34%	46,251	215	1.86%
Investment securities	46,789	236	2.02%	64,025	267	1.67%
Restricted cash deposit	6,556	1	0.03%	6,415	—	0.03%
Equity securities (2)	2,323	23	3.93%	2,545	23	3.59%
Other investments and federal funds sold	67,281	85	0.50%	76,270	97	0.50%
Total interest-earning assets	567,067	6,004	4.24%	600,119	5,927	3.95%
Non-interest-earning assets	18,192			9,269
Total assets	$585,259			$609,388

Interest-Bearing Liabilities:
Deposits:
NOW demand	$24,632	$10	0.16%	$25,054	$10	0.16%
Savings and clubs	94,963	63	0.26%	97,391	64	0.26%
Money market	116,067	134	0.46%	112,044	201	0.71%
Certificates of deposit	185,147	478	1.02%	204,609	582	1.13%
Mortgagors deposits	1,938	9	1.84%	2,282	11	1.91%
Total deposits	422,747	694	0.65%	441,380	868	0.78%
Borrowed money	53,120	285	2.13%	43,737	342	3.10%
Total interest-bearing liabilities	475,867	979	0.82%	485,117	1,210	0.99%
Non-interest-bearing liabilities:
Demand	55,548			60,117
Other liabilities	2,484			9,324
Total liabilities	533,899			554,558
Non-controlling interest	(78)			(252)
Stockholders' equity	51,438			55,082
Total liabilities & stockholders' equity	$585,259			$609,388
Net interest income		$5,025			$4,717

Average interest rate spread			3.42%			2.96%

Net interest margin			3.54%			3.14%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES

	For the Nine Months Ended December 31,
	2013			2012
	Average		Average	Average		Average
$ in thousands	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Loans (1)	$379,759	$15,590	5.47%	$416,306	$16,398	5.25%
Mortgage-backed securities	52,804	796	2.01%	51,418	783	2.03%
Investment securities	56,841	777	1.82%	50,100	599	1.59%
Restricted cash deposit	7,452	1	0.03%	6,415	1	0.03%
Equity securities (2)	2,334	69	3.92%	2,545	70	3.65%
Other investments and federal funds sold	73,301	283	0.51%	85,119	343	0.53%
Total interest-earning assets	572,491	17,516	4.08%	611,903	18,194	3.96%
Non-interest-earning assets	26,596			8,134
Total assets	$599,087			$620,037

Interest-Bearing Liabilities:
Deposits:
NOW demand	$25,534	$30	0.16%	$26,016	$31	0.16%
Savings and clubs	96,503	192	0.26%	99,495	197	0.26%
Money market	115,431	400	0.46%	110,241	598	0.72%
Certificates of deposit	189,248	1,429	1.00%	212,432	1,894	1.18%
Mortgagors deposits	2,012	27	1.78%	2,193	30	1.82%
Total deposits	428,728	2,078	0.64%	450,377	2,750	0.81%
Borrowed money	53,361	888	2.21%	43,857	1,033	3.13%
Total interest-bearing liabilities	482,089	2,966	0.82%	494,234	3,783	1.02%
Non-interest-bearing liabilities:
Demand	55,753			62,057
Other liabilities	6,306			8,159
Total liabilities	544,148			564,450
Non-controlling interest	(166)			69
Stockholders' equity	55,105			55,518
Total liabilities & stockholders' equity	$599,087			$620,037
Net interest income		$14,550			$14,411

Average interest rate spread			3.26%			2.95%

Net interest margin			3.39%			3.14%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS

	Three Months Ended				Nine Months Ended
	December 31,				December 31,
Selected Statistical Data:	2013		2012		2013		2012
Return on average assets (1)	(0.07)%		0.31%		0.32%		(0.01)%
Return on average stockholders' equity (2)	(0.75)%		3.41%		3.38%		(0.14)%
Net interest margin (3)	3.54%		3.14%		3.39%		3.14%
Interest rate spread (4)	3.42%		2.96%		3.26%		2.95%
Efficiency ratio (5)(10)	120.85%		100.63%		99.74%		102.47%
Operating expenses to average assets (6)	5.15%		4.79%		9.72%		10.08%
Average equity to average assets (7)	8.79%		9.04%		9.20%		8.95%

Average interest-earning assets to average interest-bearing liabilities	1.19	x	1.24	x	1.19	x	1.24	x

Basic earnings (loss) per share	$(0.03)		$0.13		$0.18		$(0.01)
Average shares outstanding	3,696,225		3,695,653		3,696,123		3,695,616

	December 31,
	2013		2012
Capital Ratios:
Tier 1 leverage ratio (8)	10.51%		10.06%
Tier 1 risk-based capital ratio (8)	17.60%		16.56%
Total risk-based capital ratio (8)	20.17%		19.13%

Asset Quality Ratios:
Non-performing assets to total assets (9)	3.76%		8.98%
Non-performing loans to total loans receivable (9)	3.80%		9.76%
Allowance for loan losses to total loans receivable	2.14%		3.97%
Allowance for loan losses to non-performing loans	56.39%		40.72%

(1)	Net income/(loss), annualized, divided by average total assets.
(2)	Net income/(loss), annualized, divided by average total stockholders' equity.
(3)	Net interest income, annualized, divided by average interest-earning assets.
(4)	Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5)	Operating expenses divided by sum of net interest income plus non-interest income.
(6)	Non-interest expenses, annualized, divided by average total assets.
(7)	Average equity divided by average assets for the period ended.
(8)	These ratios reflect consolidated bank only.
(9)	Non-performing assets consist of non-accrual loans, and real estate owned.
(10)
Non-GAAP Financial Measures: In addition to evaluating Carver Bancorp's results of operations in accordance with U.S. generally accepted accounting principles ("GAAP"), management routinely supplements their evaluation with an analysis of certain non-GAAP financial measures, such as the efficiency ratio. Management believes this non-GAAP financial measure provides information useful to investors in understanding the Company's underlying operating performance and trends, and facilitates comparisons with the performance of other banks and thrifts. Further, the efficiency ratio is used by management in its assessment of financial performance, including non-interest expense control.